EXHIBIT 99.1

__________________, 2006

Dear Stockholder:

I am pleased to report that the previously announced proposed separation from AquaCell Technologies, Inc. ("AquaCell") of AquaCell's water treatment business conducted by its subsidiary Aquacell Water, Inc. ("Water") is expected to become effective on ____________, 2006. Water will own and operate the water treatment business historically owned by AquaCell. After the separation of AquaCell's water treatment business from AquaCell and the distribution of Water shares to AquaCell's stockholders, you will own shares of both companies.

After the separation and distribution are completed, AquaCell and Water will be able to focus on their respective businesses and opportunities. AquaCell, through its AquaCell Media subsidiary, will be an advertising company while Water will continue the water treatment business previously conducted by AquaCell. Water will be an independent public company that intends to have its shares of common stock quoted either on the American Stock Exchange or on the OTC Bulletin Board.

Holders of record of AquaCell common shares as of the close of business on _____________, 2006, which was the record date, will receive one share of Water common stock for every one share of AquaCell common stock held provided you have not sold the shares between the record and distribution dates. No action is required on your part to receive your Water shares. You will not be required to pay anything for the new shares or to surrender any AquaCell common shares. No fractional shares of Water common stock will be issued.


The enclosed information statement describes the distribution of shares of Water common stock and contains important information about Water. I look forward to your continued support as a valued stockholder of Water.

Sincerely,

James C. Witham
CEO
Aquacell Water, Inc.

                              Aquacell Water, Inc.

                             10410 Trademark Street
                           Rancho Cucamonga, CA 91730

________________________, 2006

Dear Stockholder:

It is my great pleasure to welcome you as a stockholder of Aquacell Water, Inc. ("Water"), which will be publicly traded through either the American Stock Exchange or the OTC Bulletin Board for the first time on or about _____________, 2006. Our management team will draw upon its experience with AquaCell Technologies, Inc. ("AquaCell") as we seek to distinguish Water through an unwavering commitment to our business goals.

I encourage you to learn more about Water and the strategies we plan to pursue by reading the attached information statement. We are pleased that you, as a stockholder of Water, will participate in our mission. We value your support as our business begins a new and exciting chapter in its history.

Sincerely,

James C. Witham
CEO
Aquacell Water, Inc.

                 Subject to Completion, Dated November 8, 2005

                             Information Statement

                              Aquacell Water, Inc.

               Distribution of 22,916,488 Shares of Common Stock

This information statement is being furnished in connection with the distribution by AquaCell Technologies, Inc. ("AquaCell") of 22,916,488 of Aquacell Water, Inc. ("Water") common stock.

Shares of our common stock will be distributed to holders of record of AquaCell common shares as of the close of business on ___________, 2006, which will be the record date. We expect that the distribution will be effective at 5:00 p.m Pacific Time on _________, 2006. We expect that each AquaCell stockholder will receive one share of our common stock for every share of AquaCell common stock held on the record date and the subsequent distribution date. We believe that the distribution of our common stock to AquaCell stockholders will not be taxable for U.S. federal income tax purposes.

AquaCell stockholders will not be required to pay for the shares of our common stock they receive in the distribution, nor will they be required to surrender or exchange AquaCell common shares or take any other action to receive Water common stock. After the distribution, you will own shares of Water common stock and also retain your AquaCell common stock. We intend to have our common stock quoted on either the American Stock Exchange or the OTC Bulletin Board.

An investment in our shares involves significant risks. See "Risk Factors" beginning on page 14.

No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy.

This distribution will not create dissenting stockholder appraisal rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.


          The date of this information statement is November 8, 2005.

                              INFORMATION STATEMENT
                                TABLE OF CONTENTS

                                                                           Page


                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION................
 5


SUMMARY....................................................................  7


RISK FACTORS...............................................................  9


BUSINESS...................................................................
11


PROPERTIES................................................................. 14


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS................................................ 14


THE DISTRIBUTION...........................................................
17


ARRANGEMENTS BETWEEN AQUACELL AND WATER....................................
19


OWNERSHIP OF OUR STOCK..................................................... 19


MANAGEMENT................................................................. 20


EXECUTIVE COMPENSATION.....................................................
21


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................. 24


DESCRIPTION OF CAPITAL STOCK............................................... 24


MARKET FOR SHARES AND RELATED SHAREHOLDER MATTERS.......................... 25


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE................................................. 26


INDEMNIFICATION OF DIRECTORS AND OFFICERS..................................
26


INDEX TO FINANCIAL STATEMENTS..............................................
27

          QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

Q: What is Aquacell Water, Inc. ("Water") and why is AquaCell Technologies, Inc. ("AquaCell") separating Water's business and distributing its stock?

     A: AquaCell operates two distinct businesses- its advertising business through its Aquacell Media subsidiary and its water treatment business that it conducts through its Water subsidiary. Water has historically conducted the water treatment segment of the business and will continue to do so. AquaCell will conduct the advertising business. The separation of Water and the distribution of its common stock is intended to provide you with equity investments in two separate companies that should then be able to focus exclusively on maximizing opportunities for their distinct businesses.

Q:   How will the separation and distribution work?

     A: The separation and distribution is being accomplished through a series of transactions in which all of the assets and liabilities of AquaCell's water treatment business have been merged into Water followed by 22,916,488 shares of the common stock of Water being distributed on a one-for-one basis to the stockholders of record of AquaCell at the close of business ___________, 2006.

     For more information about the separation and distribution, see "The Distribution."

Q: What will the relationship be between AquaCell and Water following the separation and distribution?

     A: After the separation and distribution, AquaCell and Water will operate as separate companies. AquaCell will not own any shares of Water common stock. The companies have entered into several arrangements relating to the separation and distribution. See the discussion beginning on page 26 for more information about these arrangements.

Q:   What will I receive in the distribution?

     A: We expect that each holder of record of AquaCell common shares as of the close of business on _________________, 2006, will receive one share of Water common stock for every one share of AquaCell common stock held. Based on the number of AquaCell shares issued and outstanding on ______________, 2006 we expect that a total of 22,916,488 shares of Water common stock will be distributed. These shares will constitute 100% of the outstanding shares of Water common stock immediately after the distribution. If you sell your shares after the record date and prior to the distribution date, the buyer of the shares will be entitled to receive the Water shares.

     The distribution will not affect the number of outstanding AquaCell shares or any rights of AquaCell stockholders, although it may affect the market value of each outstanding AquaCell common share.

Q:   Will I have to pay U.S. federal income taxes on my receipt of Water shares?

     A: We believe that the distribution of Water common stock is not taxable to you to the extent that you receive Water common stock.

     For a further explanation of the material U.S. federal income tax consequences of the distribution, see "Federal Income Tax Consequences."

Q:   When will the separation and distribution occur?

     A: We expect the separation and distribution to be effective at 5:00 p.m. Pacific Time on _________________, 2006.

Q:   How will Water shares be issued?

     A: AquaCell stockholders will receive shares of Water common stock through the same channels that they currently use to hold or trade AquaCell common shares, whether through a brokerage account, or other channels. Receipt of shares of Water common stock will be documented in the same manner that AquaCell common stockholders typically receive stockholder updates, including monthly broker statements.

Q:   What do I need to do to receive Water shares?

     A: No action is required on your part to receive your shares of Water common stock, although you must have been an AquaCell stockholder as of the close of business on the record date for the distribution of ____________, 2006 and continue to hold the shares until the distribution date. Do not send in your AquaCell stock certificates. You will not be required to pay anything for the new shares or to surrender any AquaCell common shares.

Q:   Where will shares of Water common stock trade?

     A: There is not currently a public market for Water common stock. We expect that Water common stock will be quoted on either the American Stock Exchange or the OTC Bulletin Board when we have acquired a trading symbol.

Q:   Are there risks to owning Water common stock?

     A: Yes. As with any investment, there are risks associated with owning our stock. See "Risk Factors."

Q:   Who do I contact if I have questions or need additional information?

     A: Please contact Karen B. Laustsen at Aquacell Water, Inc. with any questions about the distribution or if you need any additional information. She can be reached by telephone at (800) 326-5222.

                                    SUMMARY

The following is a summary of some of the information contained in this information statement. In addition to this summary, we urge you to read the entire information statement carefully, especially the risks discussed under "Risk Factors." Unless the context requires otherwise, references in this information statement to "Water," "we," "us" or "our" are to Aquacell Water, Inc. and references to "AquaCell" are to AquaCell Technologies, Inc. or its subsidiaries.

We describe in this information statement the water treatment business that has been contributed to us by AquaCell in the separation as if it was our business for all historical periods described. References in this document to the historical assets, liabilities, businesses or activities of us or our business are generally intended to refer to the historical assets, liabilities, businesses or activities of the contributed business as it was conducted as part of AquaCell and its subsidiaries prior to the separation. Following the distribution, we will be an independent public company and AquaCell will have no continuing stock ownership interest in us. Our historical financial results as part of AquaCell contained herein may not reflect our financial results in the future.


Our Company
-----------

We manufacture custom designed turnkey water purification and treatment system. Annual revenues for our business as conducted by AquaCell for the year ended June 30, 2005 were approximately $619,000.

Our strategy is to focus our resources on continuing to develop and operate our business with an increased focus on arsenic removal in municipal water systems. We are also continuing to focus on finding business opportunities that offer cash flow, strong management and an opportunity for growth.

Our principal offices are located at 10410 Trademark Street, Rancho Cucamonga, California and our telephone number is (909) 987-0456.


The Distribution
----------------

In March 2002 AquaCell acquired all the issued and outstanding shares of Water Science Technologies, Inc. (AZ), an Arizona corporation pursuant to the terms of a stock purchase agreement dated October 23, 2001 and amended March 19, 2002.
As a result, Water Science Technologies, Inc. (AZ) became a wholly owned subsidiary of AquaCell. In July 2005 AquaCell caused to be formed Water Science Technologies, Inc. (DE) and in August 2005 merged the Arizona corporation into that Delaware corporation with the Delaware corporation surviving. Simultaneously, the Delaware corporation changed its name to Aquacell Water, Inc., operating as a wholly owned subsidiary of AquaCell.


Reasons for the Separation and Distribution
-------------------------------------------
AquaCell's board of directors has determined that separating its water treatment business from AquaCell's business and distributing our common stock to AquaCell stockholders may be appropriate and advisable. AquaCell's board of directors believes that our separation from AquaCell may provide both companies with the opportunity to focus exclusively on their respective businesses and their unique opportunities. In addition, the separation may enable each company to enhance its strategic, financial and operational flexibility. Among other things, the separation may:

     . allow both companies to focus exclusively on their respective businesses, and use their respective resources to invest in opportunities targeted to their distinct strategies and markets;

     . provide us the opportunity to reward employees using equity-based compensation plans that align the incentives of management and our employees with the overall financial performance of our business; and

     . allow us direct access to capital markets for specific industry segments.

AquaCell's board of directors also considered a number of potentially adverse factors in evaluating the separation, but concluded that the potential benefits of the separation outweigh these potentially adverse factors. AquaCell believes that separating our business from its advertising business in the form of a tax-free distribution is the most economical means of separating our business for AquaCell and its stockholders. For a more complete discussion of the reasons for the separation and distribution, see "The Distribution- Reasons for the Separation and Distribution."


Summary Historical Financial Information
----------------------------------------

The following table sets forth summary historical financial information derived from the financial statements of AquaCell for the years ended and as of June 31, 2005 and 2004. The summary financial information may not be indicative of our future performance as an independent company. It should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and corresponding notes included elsewhere in this information statement.


                                                        For the Years Ended
                                                              June 30,


                                                        2005

            2004
                                                    ------------    ------------

Statement of Operations Data:




   Net Sales
$   619,000

$   513,000






Costs and Expenses:




   Cost of products sales
474,000

434,000

   Selling, general and administrative
                  368,000

341,000

   Write-down of inventories
21,000

               -

   Management fees
                                      170,000

120,000

   Interest expense
                                      57,000

          74,000


                                                    ------------    ------------
                                                      1,090,000

         969,000
                                                    ------------    ------------





Net loss
$  (471,000)

    $  (456,000)




                                                    ------------    ------------
                                                    ------------    ------------

Loss per common share:




   Basic and diluted
                                $     (0.24)

    $     (0.23)
                                                    ------------    ------------
                                                    ------------    ------------





Weighted average Number of
 Common Shares Outstanding:




   Basic and diluted
                                  2,000,000

2,000,000

                                                    ------------    ------------
                                                    ------------    ------------

                                 RISK FACTORS

In addition to reviewing other information in this information statement, you should carefully consider the following risk factors when evaluating us.


Risks Relating to Our Financial Condition
-----------------------------------------
If our business plans are not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

   As discussed in the Notes to Financial Statements included in this information statement, at June 30, 2005 Water had a working capital deficit of approximately $405,000 and a stockholder's deficiency of approximately $398,000. In addition, Water had a net loss of $471,000 for the year ended June 30, 2005.

   These factors raise substantial doubt that we will be able to continue operations as a going concern, and Water's independent auditors included an explanatory paragraph regarding this uncertainty in their report on Water's financial statements for the years ended June 30, 2005 and 2004. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business plans may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

If we continue to incur operating losses, we may have to further curtail our operations.

   Water has not generated profits from operations since the year ended June 30, 2001 and we may continue to lose money for the foreseeable future. Historically Water has incurred losses and experienced negative cash flow. We may continue to incur losses and may never achieve or sustain profitability. If we cannot achieve positive cash flow through our planned operations, we may have to consider significant reductions in our operating activities.

If we do not provide sufficient funds through borrowings from parent, equity financing or from future operations, we may not be able to continue operations.

   We believe that we will incur a new capital budget of approximately $1,000,000 for the next twelve months.

   Net cash used in our operating activities was $263,000 for the year ended June 30, 2005. We cannot assure you that our current or future operations will be able to generate sufficient cash flows.

We may need to issue equity in order to fund working capital requirements. We cannot assure you that equity financing will be available to us on acceptable terms or at all. If we are not able to obtain sufficient financing, we may be unable to maintain or grow our business.

   If we raise funds through the issuance of equity, any preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of a liquidation. If we raise funds through the issuance of equity, the issuance would dilute your ownership interest.


Risks Relating to Our Business
------------------------------
Our operations may decline due to significant competition.

   We face significant competition and we may not be able to compete effectively. The water treatment industry is fragmented and highly competitive. We compete with many companies ranging from small start-up enterprises to international companies that are larger than we are and have access to greater financial, marketing, technical and other resources.

We depend on key personnel and our business prospects may be diminished if we do not retain those personnel.

   Our operations will depend in part on the efforts of our executive officers, in particular James C. Witham, our Chairman and Chief Executive Officer, Karen B. Laustsen, our President, Chief Operating Officer and Secretary, and Gary S. Wolff, our Chief Financial Officer. Given the small size of the Company and the fact that our key personnel perform all administrative functions for the Company, our business prospects could be diminished if any of these senior management personnel do not continue in their management roles and if we are unable to attract and retain qualified replacements and additional members of management. Our executive officers also act in equivalent capacities for AquaCell and will only allocate a portion of their time to the Company.

We do not intend to pay cash dividends on our common stock in the future.

   We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be declared or paid on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.


Risks Related to Our Common Stock
---------------------------------
Additional infusions of capital may have a dilutive effect on your investment.

   To finance our planned operations we may sell additional shares of our stock. Any additional equity financing that we receive may involve substantial dilution to our pre-financing stockholders. We may also issue stock to acquire assets or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other stockholders will be reduced.

Investor profits, if any, will likely be limited for the near future.

   Because we do not anticipate paying any dividends in the near future, investors in our common stock probably will not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock. We have incurred net losses in the past two fiscal years and given current market conditions, it is unlikely that the price of our common stock will appreciate as long as we continue to have operating losses.

We expect that our common stock may trade on the OTC Bulletin Board, which may make it more difficult for you to resell shares when you want at prices you find attractive.

   We will attempt to list our stock on the American Stock Exchange. However, if we fail to meet the Exchange's listing standards, our common stock will trade on the OTC Bulletin Board, which is an electronic quotation medium used by subscribing broker-dealers to reflect dealer quotations on a real-time basis. This over-the-counter market provides significantly less liquidity and regulatory oversight than the American Stock Exchange where AquaCell stock is traded. Securities that are thinly traded on the OTC Bulletin Board often experience a significant spread between the market maker's bid and asked prices. Therefore, prices for actual transactions in securities traded on the OTC Bulletin Board may be difficult to obtain and holders of our common stock may be unable to resell their shares when they want at prices they find attractive.

Shares that are eligible for future sale may have an adverse effect on the price of our common stock.

   As of November 8, 2005, we had 22,916,488 shares of common stock outstanding, all of which shares could be freely tradable without substantial restriction or the requirement of future registration under the Securities Act of 1933. Additionally, we have 727,845 outstanding common stock purchase warrants exercisable at $5.00 per share. The shares underlying those warrants are being registered herein although not distributed as the warrants have not been exercised and may never be exercised.

   Once we have received a trading symbol, these shares will be freely tradable on either the American Stock Exchange or the OTC Bulletin Board without restriction or further registration under the Securities Act of 1933, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act of 1933.

   Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock. This could impair our ability to raise capital through the sale of our equity securities and also could negatively affect the price that holders of our common stock receive for their shares.


                                    BUSINESS

In March 2002 AquaCell Technologies, Inc. acquired Water Science Technologies, Inc. (AZ). In July 2005 we merged the Arizona company into a newly formed Delaware company. In August 2005 we changed its name to Aquacell Water, Inc., at which time we replaced the president and former owner of that company with a new management team.

Aquacell Water, Inc. manufactures custom designed turnkey water purification and treatment systems for municipal, industrial, commercial and institutional applications. Depending upon the source of the water- ground water, surface water or seawater- its content and the required quality of the treated water, Aquacell Water, Inc. builds a custom system designed to meet the specifications of the end user. We engineer and design the systems we produce to ensure that we meet the needs of our customers, and provide installation, maintenance and training.

We integrate various technologies- including dealkalization, deionization, desalination, carbon filtration, multimedia filtration, ozonation, reverse osmosis, ultrafiltration, ultraviolet light disinfection and water softening-combined with pumps, valves and control panels to provide the ideal system for the customer's needs.

We have built and installed systems around the world for a myriad of applications including water bottling plants, manufacturing facilities, restaurants and food processing, car washes and many more.

Given the custom nature of our business, we do not have a standard product line nor do we carry a finished goods inventory and have a limited inventory of raw materials.


Water Purification Industry Background
--------------------------------------
Warning of a mounting water crisis, the United Nations designated 2003 as the "International Year of Freshwater", stating, "Water is likely to become a growing source of tension and fierce competition between nations if present trends continue..." The UN has reported that more than half of humanity will be living with water shortages within 50 years. According to a report from scientists at the International Water Management Institute, the risk of wars being fought over water is rising because of explosive global population growth and widespread complacency. It has been suggested, however, that employing water purification systems, including desalination plants, in areas of the world lacking fresh drinking water, could avert such wars.

The highly fragmented water purification industry has thousands of companies involved in various capacities, including companies which design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications, down to the independent water delivery route person.

According to an article appearing in The Wall Street Journal, water supply businesses generate approximately $400 billion in revenue worldwide annually. Demand for water purification has continued to grow nationally and internationally due to economic expansion, scarcity of usable water, concern about water quality and regulatory requirements.

Municipal Water Treatment
-------------------------
In the United States, new federal standards for drinking water are requiring community water systems to be significantly upgraded. Each year, more than 50 million people in the United States are exposed to contaminated municipal water necessitating "boil water alerts" to be issued.

The Safe Drinking Water Act requires municipalities to comply with federally mandated minimum contaminant levels of a number of impurities. As awareness of health issues brought about by contaminants in drinking water increase, the EPA is often forced to lower the allowable levels of certain contaminants, requiring municipalities to upgrade their systems.

In January 2006, municipalities will be required to be in compliance with a mandate lowering the allowable level of arsenic in drinking water from 50 parts-per-billion to 10. Aquacell Water provides a proprietary process for removing arsenic from drinking water with zero wastewater discharge requiring no onsite chemical. This process reduces both the capital and operating costs for municipalities. We anticipate that this same process can be used to treat other waterborne contaminants.

Additionally, costs for protection stemming from potential terrorism will cost $450 million for Congressional ordered vulnerability studies, with an additional $1.6 billion needed for basic security at pumping stations and treatment plants. The August 12, 2004 Review-Journal of Las Vegas reported that it had obtained a bulletin issued by the FBI and Department of Homeland Security reporting that terrorists discussed a plot to recruit employees of water treatment facilities to poison drinking supplies during the chlorination process in hopes of causing mass casualties.


Industrial Water Treatment
--------------------------
Nearly every product manufactured requires some level of water purification or wastewater treatment. While some industries only require basic treatment, such as for cooling towers and boiler feed water, other require ultra-pure water for specific sensitive processes or products, as in the micro-chip and pharmaceutical industries.

Aquacell Water has custom designed water treatment systems to meet the needs of numerous manufacturers including textile manufacturing, manufacturers, food processing, beverage manufacturer/bottlers and many others.


Commercial Water Treatment
--------------------------
Water treatment systems designed for commercial applications range from simple treatment systems designed to protect equipment to purifying water for consumption. Aquacell Water manufactures water treatment systems to address various commercial applications including car washes, aqua farming, resorts, restaurants, water bottlers and water stores and more.


Institutional Water Treatment
-----------------------------

Institutions have varying needs for different levels of water treatment and purification. These needs range from treated water for boilers, laundry services and food/beverage serves, to purified water for medical procedures.

Exposure to microbial waterborne contaminants can cause serious illness and potential death in individuals with immune system deficiencies, such as those with AIDS, cancer patients and organ transplant recipients. In addition, the elderly and very young children can be at risk if they consume contaminated water.

Aquacell Water designs and builds water treatment systems for institutional applications such as hospitals, nursing homes, prisons and schools.

Customers
---------

Our customers include a broad range of industries including municipalities, manufacturers, various commercial clients such as water bottlers and car washes and institutions such as hospitals. We have built systems for companies including Allied Signal, Intel, National Semiconductor, Motorola, General Motors, Boeing, Russell Athletic, Safeway Foods and many other international corporate customers as well as the Canadian and US Federal governments and local governments.


Production, Raw Materials and Supplies
--------------------------------------
Our products are manufactured in our 8,300 square foot manufacturing facility located in Tempe, Arizona.

Our facilities utilize manufacturing processes that follow the guidelines of the Water Quality Association. Multiple vendors have been identified as sources for parts and supplies for our products and we do not anticipate any shortages of such materials.

Upon completion of manufacture, each product undergoes quality assurance testing prior to shipping and installation. The raw materials and components used in these products are commonly available commodities such as various fittings, pumps, piping, wiring, valves, sediment filters, reverse osmosis membranes, tanks, various filtration media and ultra-violet lights. Our products are fabricated from these materials and assembled to form an integrated product. We do not depend on any single supplier. If any supplier were to become unable to perform, we believe we could readily find a substitute source. We are not a party to any material long-term fixed price supply contracts.


Government Regulation
---------------------

Federal, state, local and foreign environmental laws and regulations require substantial expenditures and compliance with water quality standards and impose liabilities for noncompliance. We believe that environmental laws and regulations and their enforcement are, and will continue to be, a significant factor affecting the marketability of our products. The treatment of drinking water in the United States is governed by the Safe Drinking Water Act. The 1996 amendments to the Act emphasize risk-based standards for contaminants in drinking water, afford small water supply systems operational flexibility and provide assistance to water system infrastructures through a multi-billion-dollar Drinking Water State Revolving Fund. The Fund program assists public water systems with the financing of the costs of drinking infrastructure that is necessary to achieve or maintain compliance with the Safe Drinking Water Act requirements and to protect public health. The Fund, patterned after the State Revolving Fund contained in the Clean Water Act, provides funding to the states to establish a renewable source of financing for drinking water infrastructure projects. The Fund program is designed to ensure that the drinking water supplies in the United States remain safe and affordable, and that systems that receive funding will be properly operated and maintained. Regulations under the Safe Water Drinking Act also established maximum containment levels for a wide variety of chemicals that may be present in drinking water treatment to meet applicable standards.

Any changes in applicable regulations or their enforcement may affect our operations by imposing additional regulatory compliance costs on our customers, requiring modification of our products or affecting the market for our products. To the extent that demand for our products are created by the need to comply with such enhanced standards or their enforcement, any modification of the standards or their enforcement may reduce demand, thereby adversely affecting our business, financial condition or results of operations. The relaxation or repeal of any such laws or regulations or the strict enforcement thereof could also adversely affect our business and prospects. Conversely, changes in applicable environmental requirements imposing additional regulatory compliance requirements or causing stricter enforcement of these laws or regulations could increase the demand for our products.

Competition
-----------

The water purification industry is fragmented and highly competitive due to the large number of businesses within certain product areas. We compete with many companies that have greater market penetration, depth of product line, resources and access to capital, all of which could be competitive advantages.
Competitors of our Aquacell Water subsidiary include water filtration systems manufacturers such as General Electric and US Filter.

While we believe that we can deliver our products on an economically competitive basis, there can be no assurance in that regard. In addition, many competitors have greater financial resources than us to finance their expansion and internal growth opportunities. Consequently, we may encounter significant competition in our efforts to achieve our strategic goals. There can be no assurance that our competitors will not develop products that are superior to ours or achieve greater market acceptance than our products. Competition could have a material adverse effect on our ability to consummate arrangements with customers or enter into strategic business alliances. Moreover, in response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.


Intellectual Property
---------------------

The Company does not presently own any patents. The Company holds a Water Science Technologies International trademark.


Employees
---------

As of November 1, 2005 we had 15 employees. None of our employees are covered under collective bargaining agreements although we do have employment agreements with certain executives. Management believes we maintain a good relationship with our employees.


                                   PROPERTIES

Our principal executive offices are located in Rancho Cucamonga, California under a five-year lease that commenced on January 1, 1999 and expires on April 30, 2006, following two extensions. That lease has an annual base rent of $76,800. The lease obligation is borne by AquaCell. We also maintain an 8,300 square foot manufacturing facility in Tempe, Arizona under a five (5) year lease, entered into by AquaCell, that commenced on November 1, 2001 and expires on October 31, 2006. That lease has an average annual base rent of $55,900. We believe that, if necessary, alternative space is readily available at comparable rates and on comparable terms with respect to all of our leased properties. We also believe that we can obtain additional space necessary to support increases in our future operation. We believe that the properties described above are currently protected by adequate insurance.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Forward-Looking Statements
--------------------------

When used in this Form 10-SB and in future filings by the Company with the Commission, statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "will", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company has no obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Overview
--------

The following discussions and analysis should be read in conjunction with the Company's financial statements and the notes presented following the financial statements. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

Aquacell Water, Inc. builds water treatment systems for the municipal, industrial, commercial and institutional sectors of the water treatment and purification industry. We design, manufacture, install and service our custom designed turnkey systems that treat from hundreds to millions of gallons of water per day for a variety of applications, including treatment of process water for manufacturing, purification of water for bottling plants and food service, and removal of contaminants from municipal drinking water systems. Our customers range from manufacturers of microchips, textiles and food and beverage service, to health care providers, defense contractors and the military.

We have hired a new operational management team, responsible for the day-to-day activities of sales and manufacturing, replacing the president and previous owner of the company. This management team has over 50 years combined experience in the water treatment industry, and has allowed the Company to spread out into new areas. One of these areas has been the municipal treatment of arsenic in drinking water.

We provide a proprietary process for removing arsenic from drinking water with zero wastewater discharge requiring no onsite chemicals. This process reduces both the capital and operating costs for municipalities. In January 2006, municipalities will be required to be in compliance with a mandate lowering the allowable level of arsenic in drinking water from 50 parts-per-billion to ten. We anticipate a significant portion of our business in 2006 will be in arsenic removal systems.


Critical Accounting Policies
----------------------------

The accompanying discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We base our estimates and judgments on historical experience and all available information. However, future events are subject to change, and the best estimates and judgments routinely require adjustment. US GAAP requires us to make estimates and judgments in several areas, including those related to recording various accruals, income taxes, the useful lives of long-lived assets, such as property and equipment and intangible assets, and potential losses from contingencies and litigation. We believe the policies discussed below are the most critical to our financial statements because they are affected significantly by management's judgments, assumptions and estimates.


Income Taxes
------------

The Company accounts for income taxes using the asset and liability method described on SFAS No. 109, "Accounting For Income Taxes", the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than no that some portion or all of the deferred tax assets will not be realized.

Results of Operations
---------------------

For the year ended June 30, 2005, revenues were $619,000, representing an increase of $106,000, or 21%, over the preceding year, resulting primarily from a $130,000 job to a new customer. Cost of sales was 77% for the year ended June 30, 2005 as compared to 85% for the prior year. The decrease in cost of sales percentage resulted from spreading manufacturing costs over an increased sales volume.

Net loss for the year ended June 30, 2005 increased to $471,000, as compared to $456,000 for the prior year. The increase in the loss is attributable to the increase in management fees relating to the significant additional time spent and expenses incurred by executive management of the parent company in connection with preparation for the filing of the Form 10 and future financing of the Company.

Selling, general and administrative expenses increased by $27,000 for the year ended June 30, 2005 over the prior year. Salaries and wages decreased by $14,000 for the year ended June 30, 2005 over the prior year resulting primarily from a decrease in administrative payroll. Professional expenses increased by approximately $9,000 for the year ended June 30, 2005 resulting primarily from accounting fees and independent consulting services. Other costs and expenses increased by approximately $32,000 for the year ended June 30, 2005.


Liquidity and Capital Resources
-------------------------------

The Company has developed a plan to address liquidity, in connection with its ability to continue as a going concern, in several ways. It plans to continue to borrow money from affiliated companies. It intends to raise capital through the sale or exercise of equity securities as may be required if the contemplated spin-off is effectuated. The Company has continued to pursue the increase of its revenues through the hiring of a new sales and management team as outlined in the Overview section of Management's Discussion. In connection with the growth in revenues, the Company will realize a 50% deposit on all custom jobs providing a significant cash flow.

Cash used by operations during the year ended June 30, 2005 amounted to $263,000. Net loss of $471,000 was reduced by depreciation of $2,000 and a bad debt provision of $7,000. Net loss was further decreased by changes in accounts payable, accrued interest-related parties, accrued liabilities, customer deposits, accounts receivable, and inventories aggregating $29,000. Net loss was decreased by accrued management fees of $170,000.

Cash provided by financing activities was approximately $227,000, primarily from net borrowings from parent of $270,000 offset by net advances to affiliates of $44,000.

At June 30, 2005 a Federal tax lien has been filed against the Company in the amount of $118,000. We are in negotiations to reach a settlement agreement with the appropriate tax agency. There are no assurances that these negotiations will result in successful agreements and the Company's assets could be subject to enforcement action.

Management believes that its anticipated borrowings, equity raise and cash flows expected to be generated from future operations will be sufficient to meet presently anticipated needs for working capital and capital expenditures through at least the next 12 months; however, there can be no assurance in that regard. The Company presently has no material commitments for future capital expenditures and internally generated cash flows expected from future operations.

                               THE DISTRIBUTION

General
-------

The board of directors of AquaCell is required to approve the distribution of all of the outstanding shares of our common stock to the holders of AquaCell common shares. In the distribution, we expect each holder of AquaCell common shares will receive one share of our common stock for every one AquaCell common share held on ____________, 2006, which will be the record date.


Reasons for the Separation and Distribution
-------------------------------------------

AquaCell's board believed that that process would be appropriate and advisable for AquaCell and its stockholders. AquaCell's board of directors believes that our separation from AquaCell will provide both companies with the opportunity to focus exclusively on their respective businesses and their unique opportunities for long-term growth and profitability. In addition, the separation will enable each company to enhance its strategic, financial and operational flexibility.


Sharper Strategic Focus
-----------------------

As separate entities, we can use our respective resources to invest in opportunities targeted to each of our distinct strategies and markets. In addition, each company can devote more management time and attention toward meeting the unique needs of its respective customers. We believe this focused approach will allow each management team to make decisions more quickly and efficiently.

AquaCell's board of directors considered a number of other factors in evaluating the separation, including the possibility that we may experience disruptions to our business as a result of the separation, the reaction of AquaCell stockholders to the separation and the one-time and on-going costs of the separation. AquaCell's board of directors concluded that the potential benefits of the separation outweigh these factors, and that separating our business from AquaCell's advertising business in the form of a distribution to AquaCell stockholders is appropriate and advisable for AquaCell and its stockholders. Because AquaCell believes a distribution to AquaCell stockholders is the most economical means of separating our business for AquaCell and its stockholders, other means of separating the business were not pursued.


Manner of Effecting the Distribution
------------------------------------

The distribution of our common stock to AquaCell stockholders will be effective at 5:00 p.m. Pacific Time on the distribution date, which we expect will be _____________, 2006. For AquaCell stockholders who own AquaCell common shares on the record date and continue to hold those shares on the distribution date, the transfer agent will credit their shares of Water common stock to book entry accounts established by the transfer agent to hold their Water common stock, and the distribution agent will send them a statement reflecting their Water common stock ownership. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For stockholders who own AquaCell common shares through a broker or other nominee, their shares of Water common stock will be credited to their accounts by the broker or nominee. Following the distribution, stockholders whose shares are held in book entry form may request that their shares be transferred to a brokerage or other account, or that physical stock certificates be sent to them, in each case at any time and without charge.

AquaCell stockholders will not be required to pay for the shares of our common stock they receive in the distribution, nor will they need to surrender or exchange AquaCell shares or take any other action in connection with the distribution. No vote of AquaCell stockholders is required or sought in connection with the distribution, and AquaCell stockholders have no appraisal rights in connection with the distribution.

In addition, at the time of the distribution, each outstanding option to purchase AquaCell common shares held by our employees will be maintained and we will grant a similar option for our common stock. The new option will have the same aggregate intrinsic value and ratio of the exercise price per share to the market value per share as the AquaCell option. All other terms and conditions of the option, including the vesting schedule, will remain substantially the same as those of the AquaCell option.

In order to be entitled to receive shares of our common stock in the distribution, you must have been a AquaCell stockholder at the close of business on the record date, _____________, 2006 and continue to hold those shares on the distribution date. If you sell your shares after the record date and prior to the distribution date, the buyer of your shares will be the stockholder entitled to receive the distributed Water shares.


Results of the Separation and Distribution
------------------------------------------

After the separation and distribution, we will be an independent public company owning and operating what had previously been AquaCell's water treatment business. Immediately after the distribution, we expect to have approximately ________ holders of shares of our common stock (including shares held in street name) and we expect that 22,916,488 shares of our common stock including options will be issued and outstanding based on the number of beneficial stockholders and outstanding AquaCell shares on ______________, 2006.

The distribution will not affect the number of outstanding AquaCell shares or any rights of AquaCell stockholders, although it may affect the market value of each outstanding AquaCell common share.


Certain Income Tax Consequences
-------------------------------

The spin-off is intended as a tax-free transaction for federal income tax purposes. Subject to a successful challenge to such a classification by the Internal Revenue Service, no gain or loss for U.S. federal income tax purposes will be recognized by stockholders of AquaCell with respect to their receipt of shares of Water.

STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF THE SPIN-OFF WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY OF VARIOUS STATE AND LOCAL TAX LAWS.


Quotations for and Trading of our Common Stock
----------------------------------------------
There is not currently a public market for our common stock. The shares distributed to AquaCell stockholders will be freely tradable on either the American Stock Exchange or the OTC Bulletin Board after the distribution date and after the NASD assigns a symbol for that purpose, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us. This will include all of our executive officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.


Reason for Furnishing this Information Statement
------------------------------------------------
This information statement is being furnished solely to provide information to stockholders of AquaCell who will receive shares of our common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities. The information contained in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and we will not update the information except in the normal course of our public disclosure obligations and practices.

                    ARRANGEMENTS BETWEEN AQUACELL AND WATER

The material agreements summarized below will be filed as exhibits to the registration statement of which this information statement is a part, and the summaries of each of these agreements set forth those terms we believe to be material. These summaries are qualified in their entirety by reference to the full text of the agreements. The terms of these agreements have not yet been finalized and are being reviewed by us and AquaCell.

Our executive officers have entered into five (5) year employment agreements with the Company commencing on November 1, 2005, running through October 31, 2010 with aggregate base salaries of $366,000. Each of the individuals have similar agreements with AquaCell pursuant to which they will allocate a portion of their time to the business and operations of each company.

AquaCell is the named lessee of the Company's manufacturing facility located in Tempe, Arizona. The Company has assumed all obligations under the lease and a formal assignment of the lease from AquaCell will be made.


                             OWNERSHIP OF OUR STOCK

Our stock is currently owned 100% by AquaCell. Following the proposed distribution, stock ownership will be identical to AquaCell common stock ownership. The following table sets forth certain information as of November 8, 2005 (on which date 22,916,488 shares of AquaCell's Common Stock were outstanding), on a pro forma basis as if the distribution had occurred with respect to (i) those persons or groups known to the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee,
(iii) each executive officer whose compensation exceeded $100,000 in fiscal 2005, and (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

                                                                Shares of
          Percentage of
                                                              Common Stock           Common Stock,
Name and Address
                                           Beneficially Owned    Warrants and Options

-------------------------------------------------------    ------------------    --------------------
James C. Witham........................................          2,017,030               8.80 %
  10410 Trademark Street
  Rancho Cucamonga, CA  91730



Karen B. Laustsen......................................            576,172               2.51 %


  10410 Trademark Street
  Rancho Cucamonga, CA  91730



Gary S. Wolff..........................................            488,367               2.13 %


  10410 Trademark Street
  Rancho Cucamonga, CA  91730



Glenn A. Bergenfield...................................            395,033               1.72 %


  10410 Trademark Street
  Rancho Cucamonga, CA  91730



Dr. William DiTuro.....................................            269,957               1.18 %


  10410 Trademark Street
  Rancho Cucamonga, CA  91730



James Barton...........................................             40,000                 *

  10410 Trademark Street
  Rancho Cucamonga, CA  91730



All officers and directors as a group (six persons)....
3,786,559

              16.52 %



* Less than 1%.

                                  MANAGEMENT

Our Directors and Executive Officers
------------------------------------

Our board of directors following the distribution will be comprised of six directors.

The following table sets forth information as to persons who currently serve as our directors or executive officers, including their ages as of June 30, 2005.

Name
                   Age
  Position
---------------------  ---  -------------------------------------------------
James C. Witham......  64   Chairman of the Board and Chief Executive Officer


Karen B. Laustsen....  45
   President, Chief Operating Officer, Secretary
                            and Director


Gary S. Wolff........
  67
Chief Financial Officer, Treasurer and Director


Glenn A. Bergenfield.  52   Director


Dr. William DiTuro...
  50
   Director

James Barton.........
  54
Director


Our officers are elected by the board of directors at the first meeting after each annual meeting of our stockholders and hold office until their successors are duly elected and qualified under our bylaws.


Directors and Executive Officers
--------------------------------

Each of the directors was elected upon formation of Water in Delaware in July 2005 and each executive officer was elected to his or her position at that time.

James C. Witham founded AquaCell in March, 1997 and serves as its Chairman and Chief Executive Officer. Prior to founding AquaCell, Mr. Witham founded JW Acquisition Co. in May, 1996 and served as its Chief Executive Officer until March, 1997. From April, 1987 through May, 1996, Mr. Witham founded and served as Chairman, Chief Executive Officer and President of U.S. Alcohol Testing.
Mr. Witham also served as Chairman and Chief Executive Officer of U.S. Alcohol's two publicly held subsidiaries, U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc. Mr. Witham is the husband of Karen B. Laustsen, President of AquaCell.

Karen B. Laustsen is a founder of AquaCell and has served as its President, Chief Operating Officer, Secretary, and as a Director since March, 1997. Prior to founding AquaCell, Ms. Laustsen served as President of JW Acquisition Co. from May, 1996 through March, 1997. From April, 1987 through May, 1996, Ms. Laustsen served as Executive Vice President and a Director of U.S. Alcohol Testing of America, Inc. Ms. Laustsen also served on the Board of Directors of U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc. Ms. Laustsen is the wife of James C. Witham, Chairman of AquaCell.

Gary S. Wolff is a founder of AquaCell and has served as its Treasurer, Chief Financial Officer and as a Director since March, 1997. Prior to founding AquaCell, Mr. Wolff served as Chief Financial Officer and a Director of U.S. Alcohol, a publicly held company from April, 1987 through July, 1996. Mr. Wolff also served as Chief Financial Officer and as a Director of U.S. Drug Testing, Inc. and as Treasurer and a Director of Good Ideas Enterprises, Inc. He is licensed as a Certified Public Accountant in the States of New York and New Jersey and during the period from July, 1996 through March, 1997 he was self-employed as a sole practitioner of accounting.

Glenn A. Bergenfield has been a Director of AquaCell since July 1997. For the past fifteen years, Mr. Bergenfield has been self-employed as a sole practitioner of law in the State of New Jersey. Mr. Bergenfield served as a Director of U.S. Alcohol, and as a Director of U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc.

William DiTuro has been a Director of AquaCell since July 1997. Dr. DiTuro has been self-employed as a sole practitioner of general pediatrics since 1986 and has served as a clinical instructor of pediatrics at the Robert Wood Johnson Medical School. Dr. DiTuro served as a Director of U.S. Alcohol, U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc.

James Barton was appointed as a Director in July 2005. Since September 2003 he has been a Manager of Michigan Ornamental Metals, a privately held company. From 1987 through 2003, he was President of Johnson Atelier Technical Institute in Mercerville, New Jersey.

The executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board.


Independence of Directors
-------------------------
The Board of Directors consults with counsel to ensure that the Board's determinations are consistent with those rules and relevant securities and other laws regarding director independence. Consistent with these considerations, the Board of Directors has affirmatively determined that Glenn Bergenfield, William DiTuro and James Barton will be independent directors for the ensuing year. The remaining directors are not independent because they are employed by the Company. The independent directors constitute the audit, nominating and compensation committees.


                             EXECUTIVE COMPENSATION

During 2005, no executive compensation was paid and no options or other forms of long term consideration were granted to executives of the Company.


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

The Company's independent directors act as the compensation committee of the Company as well as the compensation committee of AquaCell.


Audit Committee
---------------

The Company's audit committee was established in July 2005 and is currently comprised of Glenn Bergenfield, William DiTuro and James Barton.

Each member of the audit committee is an "independent director" and is "financially literate"- that is a person other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment and able to read and understand fundamental financial statements (including a company's balance sheet, income statement and cash flow statement).


Stock Option Plans
------------------

Summary of 2005 Incentive Stock Plan

Our 2005 Incentive Stock Plan, covering 3,000,000 shares of our Common Stock, is administered by the compensation committee of our Board of Directors. Among the compensation committee's powers will be the authority to:

     .  interpret the plan;
     .  establish rules and regulations for its operation;
     . select officers, other key employees, consultants and advisors to receive awards; and
     .  determine the form, amount and other terms and conditions of awards.

Directors, officers, key employees and independent contractors will be eligible to participate in the plan. The selection of participants is within the discretion of the compensation committee.

The plan provides for the grant of any or all of the following types of awards:

     . stock options, including nonqualified stock options and incentive stock options;
     .  stock awards;
     .  stock appreciation rights;
     .  performance shares; and
     .  performance units.

Awards may be granted by themselves, in combination or in tandem with other awards as determined by the compensation committee.

     . Under the plan, the compensation committee may grant awards in the form of nonqualified stock options or incentive stock options, shares of our Common Stock, stock appreciation rights, performance shares or performance units. The compensation committee, with regard to each stock option, will determine the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price per share of stock subject to the option. The following limitations are applicable under the plan: no incentive stock options may be exercisable later than ten years after the date they are granted and no nonqualified stock options may be exercisable later than fifteen years after the date they are granted;

     . the aggregate fair market value at the time of grant of shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year cannot be more than $100,000;

     . the exercise price of a stock option will not be less than 100% of the fair market value of the shares of Common Stock on the date the option is granted for incentive stock options or less than 85% of the market value for non qualified stock options (or, in either case, not less than 110% of fair market value if the optionee is an officer, director or a 10% stockholder);

     . the option price must be paid by a participant by check or, in the discretion of the compensation committee, by delivery of our Common Stock; and

     . awards may be subject to such terms, conditions, restrictions or limitations, as the compensation committee deems appropriate, including restrictions on transferability and continued employment.

Under the plan, each stock appreciation right will entitle the holder to elect to receive the appreciation in the fair market value of the shares subject to the stock appreciation right up to the date the right is exercised. Stock appreciation rights may be granted independent of, or in connection with, stock options. In the case of stock appreciation rights issued independent of stock options, the appreciation shall not be measured from a value less than 85% of the fair market value of the shares on the date of grant. If the stock appreciation rights are issued in connection with stock options, the appreciation shall be measured from not less than the option price. No stock appreciation right may be exercised earlier than six months after the date of grant or later than the earlier of the term of the related option or fifteen years after the date it was granted.

Performance shares and units may be awarded either alone or in addition to other awards and will consist of:

     . in the case of performance shares, the right to receive shares of Common Stock or cash of equal value at the end of a specified performance period; or

     . in the case of performance units, the right to receive a fixed dollar amount, payable in cash or shares of Common Stock or a combination of both at the end of a specified performance period.

The compensation committee may condition the performance shares or units on the attainment of specified performance goals or such other facts or criteria as the committee shall determine.

The plan provides that awards shall not be transferable otherwise than by law or by will or the laws of descent and distribution. However, the compensation committee may permit the transferability of an award to members of the participant's immediate family or trusts or family partnerships for the benefit of such family members.

The Board of Directors has the right to amend, suspend or terminate the plan at any time, subject to the rights of participants under any outstanding awards. However, no amendment to the plan may be made without the approval of our stockholders if such approval is required by law or regulatory authority.


Summary of Directors Stock Option Plan
--------------------------------------

The Directors Plan is intended to encourage stock ownership by non-employee directors and thereby enhance their proprietary interest in the Company. The Company currently has three (3) non-employee directors serving on the Board of Directors, whose service as directors is compensated solely by the issuance of stock options. These directors do not receive any cash compensation for their service as directors.

A summary of the significant provisions of the Directors Plan is set forth below.


Shares Subject to the Directors Plan
------------------------------------

No more than 1,000,000 shares of common stock may be issued pursuant to the exercise of options granted under the Directors Plan. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for purposes of the Directors Plan.

Participation

The Committee is authorized to grant non-qualified options under the Directors Plan from time to time to such non-employee directors of the Company as the Committee, in its sole discretion, may determine.

Terms of Options

The Committee has the discretion to fix the term of each option granted under the Directors Plan, except past the maximum length of term of each option is ten
(10) years, subject to earlier termination as provided in the Directors Plan.

Administration of the Directors Plan

The Directors Plan is administered by a committee (the "Committee") consisting of two or more persons who are appointed by, and serve at the pleasure of, the Board and each of whom is a "disinterested person" as that term is defined in Rule 16b of the General Rules and Regulations under the Securities Exchange Act of 1934. Subject to the express provisions of the Directors Plan, the Committee has the sole discretion to determine to whom among those eligible, and the time or times at which, options will be granted, the number of shares to be subject to each option and the manner in and price at which options may be exercised.
In making such determinations, the committee may take into account the nature and period of service of eligible directors, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Committee in its discretion deems relevant.

The Committee may amend, suspend or terminate the Directors Plan at any time, except that no amendment may be adopted without the approval of stockholders which would (i) increase the maximum number of shares which may be issued pursuant to the exercise of options granted under the Plan; (ii) change the eligibility requirements for participation in the Directors Plan; or (iii) extend the term of any incentive stock options or the period during which any incentive stock options may be granted under the Directors Plan.

Unless the Directors Plan is terminated earlier by the Board, the Directors Plan will terminate on September 20, 2015.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the spin-off contemplated by this registration statement, AquaCell is the holder of one hundred (100%) percent of Water's common stock.


                          DESCRIPTION OF CAPITAL STOCK

The following information reflects our certificate of incorporation and bylaws as these documents will be in effect at the time of the distribution.


Authorized Capital Stock
------------------------

Immediately following the distribution, our authorized capital stock will consist of 20 million shares of preferred stock, par value $0.001 per share, and 100 million shares of common stock, par value $0.001. Immediately following the distribution, we expect that 22,916,488 shares of our common stock will be issued and outstanding based upon the number of shares of AquaCell's common stock outstanding as of November 8, 2005. This number may increased in the event any outstanding warrants of AquaCell are converted into common stock or additional common shares otherwise are issued including by the exercise of outstanding Water warrants. No shares of our preferred stock will be outstanding.


Common Stock
------------

The holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board of directors from time to time, the holders of common stock will be entitled to dividends, if any, as may be declared from time to time by our board of directors from funds available therefore and upon liquidation will be entitled to receive pro rata all assets available for distribution to such holders. For a more complete discussion of our dividend policy, please see "Dividend Policy."

The holders of our common stock will have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


Preferred Stock
---------------

Our articles of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including:

     .  the designation of the series;

     . the number of shares of the series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares then outstanding;

     .  the rate of the dividend;

     . the redemption rights and price or prices, if any, for shares of the series;

     . the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     . the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

     . whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of that other class or series or other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

     . restrictions on the issuance of shares of the same series or of any other class or series;

     .  the voting rights; and

     .  any other relative rights, preferences and limitations of the series.

We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board of directors may determine not to seek stockholder approval.

Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares that may have such an effect based on its judgment as to the best interests of us and our stockholders. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.


Transfer Agent and Registrar
----------------------------

Continental Stock Transfer & Trust Company, Inc. will be the transfer agent and registrar for our common stock.


               MARKET FOR SHARES AND RELATED SHAREHOLDER MATTERS

There is currently no market for our securities. We will apply for a symbol to trade on either the American Stock Exchange or the OTC Bulletin Board.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals, in advance of the final disposition of a proceeding, to the maximum extent permitted from time to time by the Delaware General Corporation Law. With respect to our directors and officers, the Delaware General Corporation Law permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in the right of us) by reason of the fact that the person is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in the right of us to procure a judgment in our favor by reason of the fact that the person is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and our stockholders' rights (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              AQUACELL WATER, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                    Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM............. F-1

FINANCIAL STATEMENTS

Balance Sheet, June 30, 2005........................................ F-2

Statements of Operations for the years ended
       June 30, 2005 and 2004....................................... F-3

Statements of Stockholders' Deficiency for the years ended
       June 30, 2005 and 2004....................................... F-4

Statements of Cash Flows for the years ended
       June 30, 2005 and 2004....................................... F-5

Notes to Financial Statements....................................... F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors of
Aquacell Water, Inc.

We have audited the accompanying balance sheet of Aquacell Water, Inc. (formerly Water Science Technologies, Inc.) ("the Company") as of June 30, 2005 and the related statements of operations, stockholder's deficiency, and cash flows for each of the two years in the period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted out audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Also an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquacell Water, Inc. as of June 30, 2005, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has incurred significant operating losses for the years ended June 30, 2005 and 2004, and has a significant working capital deficiency and a stockholder's deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                              WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
October 3, 2005
 (Except for Note N, as to which the date is November 1, 2005)

                              AQUACELL WATER, INC.

                                 BALANCE SHEET
                                 June 30, 2005

ASSETS


Current assets:


   Accounts receivable, net of allowance of $8,000................ $      7,000

   Inventories....................................................
3,000

   Loans receivable - affiliated companies........................
44,000
                                                                   -------------

          Total current assets....................................       54,000

Property, and equipment, net......................................
2,000

Security deposits.................................................
5,000

                                                                   -------------

                                                                   $     61,000




                                                                   -------------
                                                                   -------------

LIABILITIES AND STOCKHOLDER'S DEFICIENCY


Current liabilities:


   Cash overdraft................................................. $      1,000

   Accounts payable...............................................       83,000

   Accrued liabilities............................................
194,000

   Customer deposits..............................................       17,000

   Loans payable - parent.........................................
164,000
                                                                   -------------
          Total current liabilities...............................      459,000
                                                                   -------------
                                                                   -------------



Commitments and contingencies





Stockholder's deficiency:


   Common stock, par value $.001; 100,000,000 shares authorized;
     1,991,000 shares issued and outstanding......................        2,000

   Additional paid-in capital.....................................
1,611,000

   Accumulated deficit............................................   (2,011,000)
                                                                   -------------

          Total stockholders' deficiency
...........................     (398,000)

                                                                   -------------

                                                                   $     61,000
                                                                   -------------
                                                                   -------------

   The accompanying notes are an integral part of these financial statements.

                              AQUACELL WATER, INC.

                            STATEMENTS OF OPERATIONS



                                                        Year Ended June 30,
                                                  ------------------------------


                                                       2005

             2004
                                                  -------------    -------------


Net sales........................................
$
    619,000

     $
    513,000
                                                  -------------    -------------

Costs and expenses:




   Cost of sales.................................      474,000


          434,000
   Selling, general and administrative expenses..      368,000


          341,000
   Write down of inventories.....................       21,000


                -

   Management fees- parent.......................

170,000


          120,000
                                                  -------------    -------------



1,033,000


          895,000
                                                  -------------    -------------

Loss from operations before other (expense)......

    (414,000)


        (382,000)


Other (expense):






   Interest......................................

      (57,000)


         (74,000)
                                                  -------------    -------------

Net loss for the year............................
$
   (471,000)

$
   (456,000)
                                                  -------------    -------------
                                                  -------------    -------------

Weighted average common shares outstanding-
   basic and diluted.............................    2,000,000


        2,000,000
                                                  -------------    -------------
                                                  -------------    -------------

Net loss per common share........................
$
      (0.24)

    $
      (0.23)
                                                  -------------    -------------
                                                  -------------    -------------

   The accompanying notes are an integral part of these financial statements.

                              AQUACELL WATER, INC.

                     STATEMENTS OF STOCKHOLDER'S DEFICIENCY


                                                           Common Stock


                                                        -----------------  Additional






                                                        Number

     Par

     Paid-in

 Accumulated




                                                        of Shares

  Value

   Capital

Deficit

Total
                                                        ---------  ------  ----------  ------------  ------------

Balances- July 1, 2003................................. 1,991,000

  $2,000

$  313,000

  $(1,084,000)

$  (769,000)

Net loss for the year ended June 30, 2004..............                                   (456,000)

     (456,000)
                                                        ---------  ------  ----------  ------------  ------------

Balances- June 30, 2004................................
 1,991,000

   2,000

313,000

   (1,540,000)

   (1,225,000)

Contribution of loans and accrued interest by









 parent...                     1,298,000



1,298,000

Net loss for the year ended June 30, 2005..............                                   (471,000)

(471,000)
                                                        ---------  ------  ----------  ------------  ------------

Balances- June 30, 2005................................
 1,991,000

  $2,000

  $1,611,000

  $(2,011,000)

$  (398,000)

                                                        ---------  ------  ----------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                              AQUACELL WATER, INC.

                            STATEMENTS OF CASH FLOWS


                                                        Year Ended June 30,
                                                  ------------------------------


                                                       2005

             2004
                                                  -------------    -------------

Cash flows from operating activities:




Net loss..........................................
$   (471,000)

    $   (456,000)


Adjustments to reconcile net loss to net cash
  used in operating activities:
   Depreciation...................................       2,000

            4,000

   Provision for bad debts........................       7,000

           14,000

Changes in:




   Accounts receivable............................      20,000

            1,000

   Inventories....................................      52,000

                -

   Prepaid expenses...............................           -

            1,000

   Accounts payable...............................     (39,000)

        (116,000)
   Accrued management fees- parent................     170,000          120,000
   Accrued interest payable- related parties......      29,000

           34,000
   Accrued liabilities............................       9,000

           14,000

   Customer deposits..............................
(42,000)

          36,000
                                                  -------------    -------------

      Net cash used in operating activities.......    (263,000)

        (348,000)
                                                  -------------    -------------










Cash flows from investing activities:
   Capital expenditures...........................      (1,000)               -




                                                  -------------    -------------

Cash flows from financing activities:




   Proceeds of loans from parent- net.............     270,000

                -
   Proceeds from (advances to) affiliates- net....     (44,000)         381,000

   Bank overdraft.................................       1,000

                -
                                                  -------------    -------------

      Net cash provided by financing activities...     227,000

          381,000
                                                  -------------    -------------






Increase (decrease) in cash.......................     (37,000)

          33,000

Cash, beginning of year...........................      37,000

            4,000
                                                  -------------    -------------






Cash, end of year.................................
$          -

     $     37,000




                                                  -------------    -------------
                                                  -------------    -------------





   Cash paid for interest.........................
$          -

$          -


Supplemental disclosure of non-cash
  financing activities:

   Capital contribution of loans and accrued
     interest and managements fees by parent......
$  1,298,000

     $          -
   Transfer of accrued management fees to loan
     payable parent...............................$    170,000     $    120,000


   The accompanying notes are an integral part of these financial statements.

                              AQUACELL WATER, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 June 30, 2005

Note A - Description of Business and Basis of Presentation

         Description of Business:

         AquaCell Water, Inc. (formerly Water Science Technologies, Inc. ) (the "Company") was originally incorporated in Arizona on March 1, 1991. Its principal business activity is the manufacture and sale of products for water filtration and purification. The Company is a wholly owned subsidiary of AquaCell Technologies, Inc., a publicly held corporation (the "Parent").

         Going Concern:

         The Company incurred net losses of $471,000 and $456,000 during the years ended June 30, 2005 and 2004, respectively. In addition, the Company had a working capital deficiency of $405,000 and a stockholder's deficiency of $398,000 at June 30, 2005. These factors, amongst others, raise substantial doubt about the Company's ability to continue as a going concern.

         There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholder.

         The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

         During the year ended June 30, 2005, in addition to internally generated funds, the Company had obtained financing through loans from its parent and affiliated companies. A portion of these loans was subsequently contributed to capital.

         The Company has developed a plan to address liquidity in several ways, namely:

         . To raise capital through the sale or exercise of equity securities. . Increase revenue through the sale of water systems and related products.
         .  Additional borrowings from parent.


Note B - Summary of Significant Accounting Policies

[1]      Inventories:

         Inventories are carried at the lower of cost or market, using the FIFO (first-in, first-out) method.

[2]      Property and equipment:

         Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which approximates three to five years.

[3]      Revenue recognition:

         Revenues are recorded at the time our products are shipped unless we agreed to install the products, in which case we recognize revenue at the time of installation

[4]      Use of estimates:

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              AQUACELL WATER, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 June 30, 2005

Note B - Summary of Significant Accounting Policies-(continued)

[5]      Income taxes:

         The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, "Accounting For Income Taxes," the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

[6]      Net loss per common share:

         Loss per common share is based upon the weighted average number of common shares outstanding during the year. Diluted loss per common share is the same as basic loss per share.

[7]      Financial instruments:

         The carrying amounts of the Company's cash, accounts receivable, accounts payable, and customer deposits, approximate fair value because of the immediate or short-term maturity of these financial instruments.

[8]      Shipping and handling fees and costs:

         Shipping and handling fees and costs of approximately $9,000 and $5,000 for the years ended June 30, 2005 and 2004, respectively, are included in selling, general and administrative expenses.

[9]      New accounting pronouncements:

         In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). This Statement replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Consequently, the Company will adopt the provisions of SFAS 154 for its fiscal year beginning July 1, 2006. Management currently believes that adoption of the provisions of SFAS No. 154 will not have a material impact on the Company's financial statements.


Note C - Inventories:

         Inventories consist of the following at June 30, 2005:

            Raw materials..............................  $  2,000

            Work in progress...........................     1,000
                                                         ---------



 $  3,000
                                                         ---------

                                                         ---------


Note D - Loans Receivable - Affiliated Companies:

         At June 30, 2005 loans receivable from affiliated companies consisted of net advances made to affiliated companies. As of June 30, 2005 these loans were interest free.

                              AQUACELL WATER, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 June 30, 2005

Note E - Property and Equipment:

	 Property and equipment is summarized as follows at June 30, 2005:

            Furniture, fixtures and office equipment...  $ 58,000

Machinery and equipment....................    52,000
                                                         ---------



                                                          110,000

Less accumulated depreciation..............   108,000



                                                         ---------
                                                         $  2,000
                                                         ---------
                                                         ---------

	 Depreciation expense was approximately $2,000 and $4,000 for the years ended June 30, 2005 and 2004, respectively.


Note F - Accrued Liabilities

	 At June 30, 2005 the accrued liabilities consisted of salaries of $13,000, payroll taxes withheld of $56,000, accrued payroll taxes of $46,000, accrued penalties and interest on taxes payable of $71,000 and other accrued liabilities of $8,000. As of June 30, 2005 a Federal tax lien of approximately $118,000 has been filed.


Note G - Loans Payable - Parent:

	 At June 30, 2005 loans payable to parent consisted of advances received from the parent. These advances bear interest at prime rate plus 1/2%.


Note H - Equity Transactions

	 During the year ended June 30, 2005 loans and accrued interest payable to parent in the aggregate amount of $1,298,000 were contributed to the capital of the Company.


Note I - Income Taxes:

	 The Company and its Parent and subsidiaries are members of a group of affiliated companies which join in filing a consolidated Federal income tax return. In addition, the Company also files separate state tax returns.

	 At June 30, 2005, the Company had available, on an unconsolidated basis, federal net operating loss carryforwards to reduce future taxable income, if any, of approximately $1,699,000. The net operating loss carryforwards expire at various dates through 2025. Under Section 382 of the Internal Revenue Code certain significant changes in ownership of the Company may restrict the future utilization of these tax loss carryforwards.

	 At June 30, 2005, the Company has a deferred tax asset of approximately $731,000, representing the benefit of its net operating loss carryforwards. The Company has not recorded a tax benefit because realization of the benefit is uncertain and therefore a valuation allowance has been fully provided against the deferred tax asset. The difference between the federal statutory rate of 34% and the Company's effective tax rate of 0% is due to an increase in the valuation allowance of $173,000 and $192,000 in 2005 and 2004, respectively.


Note J - Interest Expense:

	 Included in interest expense is penalties and interest on delinquent payroll taxes payable in the amount of $28,000 and $41,000 for the years ended June 30, 2005 and 2004, respectively. The balance of interest expense, in the amounts of $29,000 and $33,000 for the years ended June 30, 2005 and 2004, respectively, represents interest to the parent on loans made to the Company.


Note K - Related Party Transactions:

	 The Company records management fees to its parent in the minimum amount of $10,000 per month for administrative management services. For the years ended June 30, 2005 and 2004 the management fees were $170,000 and $120,000 respectively.

                              AQUACELL WATER, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 June 30, 2005

Note L - Commitments and Contingencies

[1]	 Lease commitments:

	 The Company occupies manufacturing office space in Arizona, under a noncancellable operating lease held by the parent. As of June 30, 2005, future minimum commitments under office and equipment operating leases are as follows:

                 Year Ending June 30,
                 --------------------


2006
              $   65,000
                         2007
                  20,000


                                           -----------
                                           $   85,000
                                           -----------
                                           -----------


	 Rent expense under office and equipment leases amounted to approximately $88,000 and $86,000 for the years ended June 30, 2005 and 2004, respectively.

[2]	 Legal Proceedings

	 From time to time, the Company is named in legal actions in the normal course of business. In the opinion of management, the outcome of these matters, if any, will not have a material impact on the financial condition or results of operations of the Company.


Note M - Major Customers

	 During the year ended June 30, 2005 the Company derived approximately 45% of its revenues from two customers.


Note N - Subsequent Events

	 On July 28, 2005 Water Science Technologies, Inc., a Delaware corporation, was formed. The Delaware company was capitalized with 100,000,000 shares of authorized common stock at $.001 par value and 20,000,000 shares of authorized preferred stock at $.001 par value. Water Science Technologies, Inc., the Arizona corporation, was merged into the Delaware corporation on August 15, 2005 and the name of the Delaware company was changed to Aquacell Water, Inc. The 1,991 outstanding shares of common stock of the Arizona corporation were exchanged on a 1,000 for 1 basis for shares of the Delaware corporation. All share and per share data have been retroactively restated to reflect this recapitalization

	 The Company will undertake to file a Form 10 registration statement in order to become a public company. However, there is no assurance that the Form 10 filing will be completed and that the spin-off will ever be effectuated.

	 On November 1, 2005 the Board of Directors approved the 2005 Incentive Stock Plan and authorized the reservation of 3,000,000 shares for issuance under the Plan.

	 On November 1, 2005 the Board of Directors approved the 2005 Director's Incentive Stock Plan and authorized the reservation of 1,000,000 shares for issuance under the plan.

	 On November 1, 2005 the Company entered into five-year employment agreements with the three members of the executive management team providing for aggregate minimum annual salaries of $366,000.